EXHIBIT 99.1

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Investor contact: Ann Thornton 414-438-6887
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Brady Corporation Reports Fiscal 2020 Third Quarter Results and Withdraws Fiscal 2020 Financial Guidance

•Income before income taxes was $22.2 million in the third quarter of fiscal 2020 compared to $41.0 million in the same quarter of the prior year. Income before income taxes includes non-cash impairment charges of $13.8 million in the third quarter of fiscal 2020.
•Diluted EPS was $0.26 in the third quarter of fiscal 2020 compared to $0.65 in the same quarter of the prior year. Non-cash impairment charges reduced diluted EPS by approximately $0.21 in the third quarter of fiscal 2020. Diluted EPS in the third quarter of fiscal 2020 was also negatively impacted by an income tax rate of 38.5 percent.
•Sales for the quarter declined 8.2 percent. Organic sales declined 6.0 percent and the impact of foreign currency translation decreased sales by 2.2 percent.
•During the third quarter of fiscal 2020, we returned $64.1 million to shareholders through share repurchases and $11.3 million in the form of dividends.
•Due to the evolving and uncertain impact of the COVID-19 pandemic, the Company is withdrawing its previously communicated fiscal 2020 financial guidance.

MILWAUKEE (May 21, 2020) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2020 third quarter ended April 30, 2020.

Quarter Ended April 30, 2020 Financial Results:
Income before income taxes declined 45.9 percent to $22.2 million for the quarter ended April 30, 2020, compared to $41.0 million in the same quarter last year. Income before income taxes for the quarter ended April 30, 2020 was reduced by non-cash impairment charges of $13.8 million primarily related to the write down of certain of the tangible and intangible assets in the Company’s Workplace Safety segment. These non-cash impairment charges were primarily driven by sales and profitability reductions and reduced forecasts for future sales and profitability growth in the WPS North American business.
Net income for the quarter ended April 30, 2020 declined 60.8 percent to $13.6 million compared to $34.8 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $0.26 for the third quarter of fiscal 2020, compared to $0.65 in the same quarter last year. Diluted EPS for the quarter ended April 30, 2020 was reduced by non-cash impairment charges of approximately $0.21 per share.
Sales for the quarter ended April 30, 2020 declined 8.2 percent, which consisted of an organic sales decline of 6.0 percent and a decline of 2.2 percent from foreign currency translation. Sales for the quarter ended April 30, 2020 were $265.9 million compared to $289.7 million in the same quarter last year. By segment, sales declined 9.7 percent in Identification Solutions and declined 3.9 percent in Workplace Safety, which consisted of an organic sales decline of 8.2 percent in Identification Solutions and organic sales growth of 0.2 percent in Workplace Safety.

Nine-Month Period Ended April 30, 2020 Financial Results:
Income before income taxes declined 9.8 percent to $106.1 million for the nine-month period ended April 30, 2020, compared to $117.6 million for the nine-month period ended April 30, 2019. Income before income taxes was reduced by non-cash impairment charges of $13.8 million for the nine-month period ended April 30, 2020.
Net income for the nine-month period ended April 30, 2020 declined 10.5 percent to $84.7 million compared to $94.6 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share were $1.58 for the nine-month period ended April 30, 2020, compared to $1.78 in the same period last year. Diluted EPS was reduced by non-cash impairment charges of approximately $0.21 per share for the nine-month period ended April 30, 2020.
Sales for the nine-month period ended April 30, 2020 declined 4.1 percent, which consisted of an organic sales decline of 2.5 percent and a decline of 1.6 percent from foreign currency translation. Sales for the nine-month period ended April 30, 2020 were $829.6 million compared to $865.4 million in the same period last year. By segment, sales declined 4.3 percent in Identification Solutions and declined 3.6 percent in Workplace Safety, which consisted of organic sales declines of 3.2 percent in Identification Solutions and 0.5 percent in Workplace Safety.

Commentary:
“During these challenging times, as a highly-innovative essential business, Brady is more focused than ever on doing our part to serve the front-line workers and other essential companies with the products and services they need to help fight this global pandemic,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “Brady’s operations are up and running all around the globe producing products that are going to first responders, healthcare providers, food processing, transportation and many other critical industries. Our foremost focus has been on the safety of our employees as well as supporting our customers with the highest level of service that they have come to expect from Brady. This quarter, we saw strong demand for our products through the first half of March and then demand declined in late March and April as a result of the challenging macro environment. Demonstrating the strength of Brady, even in this tough environment, we posted cash flow from operating activities well in excess of net income.”
“Brady is financially strong. As of April 30, 2020, we had $238.9 million of cash and less than $50 million of debt, putting Brady in an enviable net cash position of $190 million. This quarter, we generated $42.8 million of cash flow from operating activities. Our strong cash generation and our strong balance sheet allows us to continue to execute our capital allocation strategy which involves continuing to invest in ROI-positive capital expenditures; to pay a strong dividend; to buyback our shares in an opportunistic manner; and to, of course, continue to invest in innovation, in sales-generating resources, in efficiency actions, and in actions that improve customer service,” said Brady’s Chief Financial Officer, Aaron Pearce.

Fiscal 2020 Financial Guidance Withdrawn:
Due to the uncertainty around the duration and depth of the economic contraction caused by the COVID-19 pandemic, the Company is withdrawing its previously communicated full-year fiscal 2020 financial guidance, which was provided on February 20, 2020.

A webcast regarding Brady’s fiscal 2020 third quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2019, employed approximately 6,100 people in its worldwide businesses. Brady’s fiscal 2019 sales were approximately $1.16 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: adverse impacts of the COVID-19 pandemic or other pandemics; our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; decreased demand for our products; raw material and other cost increases; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; litigation, including product liability claims; foreign currency fluctuations; the impact of the Tax Reform Act and any other changes in tax legislation and tax rates; potential write-offs of Brady’s substantial intangible assets; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health issues and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2019.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended April 30,		Nine months ended April 30,
	2020	2019	2020	2019
Net sales	$265,943	$289,745	$829,555	$865,367
Cost of goods sold	136,416	143,996	419,496	433,269
Gross margin	129,527	145,749	410,059	432,098
Operating expenses:
Research and development	9,814	11,437	31,298	33,837
Selling, general and administrative	83,223	94,691	260,136	281,988
Impairment charges	13,821	—	13,821	—
Total operating expenses	106,858	106,128	305,255	315,825

Operating income	22,669	39,621	104,804	116,273

Other income (expense):
Investment and other income	112	2,065	3,252	3,425
Interest expense	(628)	(708)	(1,976)	(2,137)

Income before income taxes	22,153	40,978	106,080	117,561

Income tax expense	8,520	6,197	21,396	22,916

Net income	$13,633	$34,781	$84,684	$94,645

Net income per Class A Nonvoting Common Share:
Basic	$0.26	$0.66	$1.60	$1.80
Diluted	$0.26	$0.65	$1.58	$1.78
Dividends	$0.22	$0.21	$0.65	$0.64

Net income per Class B Voting Common Share:
Basic	$0.26	$0.66	$1.58	$1.79
Diluted	$0.26	$0.65	$1.57	$1.76
Dividends	$0.22	$0.21	$0.64	$0.62

Weighted average common shares outstanding:
Basic	52,607	52,766	53,023	52,499
Diluted	52,972	53,480	53,512	53,215

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 30, 2020	July 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$238,880	$279,072
Accounts receivable—net	145,133	158,114
Inventories	124,575	120,037
Prepaid expenses and other current assets	22,502	16,056
Total current assets	531,090	573,279
Property, plant and equipment—net	11,383	110,048
Goodwill	404,039	410,987
Other intangible assets	23,444	36,123
Deferred income taxes	7,006	7,298
Operating lease assets	41,553	—
Other assets	21,827	19,573
Total	$1,040,342	$1,157,308
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,819	$64,810
Accrued compensation and benefits	41,591	62,509
Taxes, other than income taxes	7,667	8,107
Accrued income taxes	8,101	6,557
Current operating lease liabilities	14,381	—
Other current liabilities	48,473	49,796
Current maturities on long-term debt	48,927	50,166
Total current liabilities	227,959	241,945
Long-term operating lease liabilities	32,348	—
Other liabilities	59,433	64,589
Total liabilities	319,740	306,534
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 48,431,617 and 49,458,841 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	330,968	329,969
Retained earnings	688,079	637,843
Treasury stock—2,829,870 and 1,802,646 shares, respectively of Class A nonvoting common stock, at cost	(106,751)	(46,332)
Accumulated other comprehensive loss	(92,242)	(71,254)
Total stockholders’ equity	820,602	850,774
Total	$1,140,342	$1,157,308

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Nine months ended April 30,
	2020	2019
Operating activities:
Net income	$84,684	$94,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,731	17,836
Stock-based compensation expense	7,180	10,311
Deferred income taxes	(309)	3,796
Impairment charges	13,821	—
Other	1,698	1,372
Changes in operating assets and liabilities:
Accounts receivable	9,019	332
Inventories	(7,439)	(9,254)
Prepaid expenses and other assets	(5,653)	(2,204)
Accounts payable and accrued liabilities	(26,609)	(20,548)
Income taxes	1,790	616
Net cash provided by operating activities	95,913	96,902

Investing activities:
Purchases of property, plant and equipment	(21,616)	(17,528)
Other	(4,419)	(1,810)
Net cash used in investing activities	(26,035)	(19,338)

Financing activities:
Payment of dividends	(34,447)	(33,488)
Proceeds from exercise of stock options	5,212	22,468
Payments for employee taxes withheld from stock-based awards	(7,832)	(4,348)
Purchase of treasury stock	(64,113)	(3,182)
Proceeds from borrowing on credit facilities	—	13,637
Repayment of borrowings on credit facilities	—	(13,568)
Other	133	210
Net cash used in financing activities	(101,047)	(18,271)

Effect of exchange rate changes on cash	(9,023)	(2,288)

Net (decrease) increase in cash and cash equivalents	(40,192)	57,005
Cash and cash equivalents, beginning of period	279,072	181,427

Cash and cash equivalents, end of period	$238,880	$238,432

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended April 30,		Nine months ended April 30,
	2020	2019	2020	2019
NET SALES
ID Solutions	$193,169	$213,979	$613,518	$641,283
Workplace Safety	72,774	75,766	216,037	224,084
Total	$265,943	$289,745	$829,555	$865,367

SALES INFORMATION
ID Solutions
Organic	(8.2)%	4.0%	(3.2)%	4.4%
Currency	(1.5)%	(3.1)%	(1.1)%	(2.3)%
Total	(9.7)%	0.9%	(4.3)%	2.1%
Workplace Safety
Organic	0.2%	(1.6)%	(0.5)%	(0.2)%
Currency	(4.1)%	(5.3)%	(3.1)%	(3.7)%
Divestitures	—%	(5.3)%	—%	(5.8)%
Total	(3.9)%	(12.2)%	(3.6)%	(9.7)%
Total Company
Organic	(6.0)%	2.4%	(2.5)%	3.1%
Currency	(2.2)%	(3.8)%	(1.6)%	(2.8)%
Divestitures	—%	(1.5)%	—%	(1.6)%
Total	(8.2)%	(2.9)%	(4.1)%	(1.3)%

SEGMENT PROFIT
ID Solutions	$36,401	$39,892	$119,499	$119,311
Workplace Safety	4,379	6,099	14,991	16,301
Total	$40,780	$45,991	$134,490	$135,612
SEGMENT PROFIT AS A PERCENT OF NET SALES
ID Solutions	18.8%	18.6%	19.5%	18.6%
Workplace Safety	6.0%	8.0%	6.9%	7.3%
Total	15.3%	15.9%	16.2%	15.7%

	Three months ended April 30,		Nine months ended April 30,
	2020	2019	2020	2019
Total segment profit	$40,780	$45,991	$134,490	$135,612
Unallocated amounts:
Administrative costs	(4,290)	(6,370)	(15,865)	(19,339)
Impairment charges	(13,821)	—	(13,821)	—
Investment and other income	112	2,065	3,252	3,425
Interest expense	(628)	(708)	(1,976)	(2,137)
Income before income taxes	$22,153	$40,978	$106,080	$117,561